September 2024

Pricing Supplement No. 3,847

Registration Statement Nos. 333-275587; 333-275587-01

Dated September 13, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest and do not guarantee the return of any of the principal amount at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Tokyo Stock Price Index, as determined on the valuation date. If the underlying index appreciates or does not depreciate at all over the term of the securities, you will receive for each security that you hold at maturity a minimum of $655 per security in addition to the stated principal amount. If the underlying index appreciates by more than 65.50% over the term of the securities, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of the underlying index. If the final index value is less than the initial index value but greater than or equal to the downside threshold level of 70% of the initial index value, meaning that the underlying index has depreciated by an amount less than or equal to 30%, you will receive a payment at maturity equal to the stated principal amount. However, if the final index value is less than the downside threshold level, meaning that the underlying index has depreciated by more than 30% from its initial value, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the full percentage decrease in the final index value from the initial index value. Under these circumstances, the payment at maturity per security will be less than $700 and could be zero. Accordingly, you may lose your entire initial investment in the securities. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of performance of the underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per security
Pricing date:	September 13, 2024
Original issue date:	September 19, 2024 (4 business days after the pricing date)
Maturity date:	September 19, 2029
Aggregate principal amount:	$1,037,000
Interest:	None
Underlying index:	Tokyo Stock Price Index
Payment at maturity:

●If the final index value is greater than or equal to the initial index value:

$1,000 + the greater of (i) $1,000 × the index percent change and (ii) the upside payment

●If the final index value is less than the initial index value but greater than or equal to the downside threshold level, meaning the value of the underlying index has declined by no more than 30% from its initial value:

$1,000

●If the final index value is less than the downside threshold level, meaning the value of the underlying index has declined by more than 30% from its initial value:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 30%, and possibly all, of your investment.

Upside payment:	$655 per security (65.50% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Downside threshold level:	1,799.798, which is 70% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	2,571.14, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	September 13, 2029, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61776RXH2
ISIN:	US61776RXH29
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$946.20 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$33.50	$966.50
Total	$1,037,000	$34,739.50	$1,002,260.50

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $33.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)See “Use of proceeds and hedging” on page 14.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying index that provides a minimum positive return of 65.50% if the underlying index has appreciated or has not depreciated at all over the term of the securities and offers an uncapped 1-to-1 participation in the underlying index appreciation of greater than 65.50%;

￭To enhance returns and potentially outperform the underlying index in a moderately bullish scenario; and

￭To obtain limited protection against the loss of principal in the event of a decline of the underlying index over the term of the securities, but only if the final index value is greater than or equal to the downside threshold level.

If the final index value is less than the downside threshold level, the securities are exposed on a 1:1 basis to the percentage decline of the final index value from the initial index value. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	5 years
Upside payment:	$655 per security (65.50% of the stated principal amount)
Downside threshold level:	70% of the initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $946.20.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

Key Investment Rationale

This 5-year investment does not pay interest but offers a minimum positive return of 65.50% if the underlying index appreciates or does not depreciate at all over the term of the securities, an uncapped 1-to-1 participation in any underlying index appreciation of greater than 65.50%, and limited protection against a decline in the underlying index of up to 30%. However, if, as of the valuation date, the value of the underlying index has declined by more than 30% from the initial index value, the payment at maturity per security will be less than $700, and could be zero.

Upside Scenario

If the final index value is greater than or equal to the initial index value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the index percent change and (ii) the upside payment of $655.

Par Scenario

If the final index value is less than the initial index value but greater than or equal to the downside threshold level, which means that the underlying index has depreciated by no more than 30% from its initial index value, the payment at maturity will be $1,000 per security.

Downside Scenario

If the final index value is less than the downside threshold level, which means that the underlying index has depreciated by more than 30% from its initial index value, you will lose 1% for every 1% decline in the value of the underlying index from the initial index value (e.g., a 50% depreciation in the underlying index will result in a payment at maturity of $500 per security).

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the underlying index. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$655 per security (65.50% of the stated principal amount)
Downside threshold level:	70% of the initial index value (-30% change in final index value compared with initial index value)

Trigger Jump Securities Payoff Diagram

How it works

◼Upside Scenario. If the final index value is greater than or equal to the initial index value, the investor would receive $1,000 plus the greater of (i) $1,000 times the index percent change and (ii) the upside payment of $655. Under the terms of the securities, an investor would receive a payment at maturity of $1,655 per security if the final index value has increased by no more than 65.50% from the initial index value, and would receive $1,000 plus an amount that represents a 1-to-1 participation in the appreciation of the underlying index if the final index value has increased from the initial index value by more than 65.50%.

◼Par Scenario. If the final index value is less than the initial index value but is greater than or equal to the downside threshold level, the investor would receive the $1,000 stated principal amount per security.

◼Downside Scenario. If the final index value is less than the downside threshold level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the full percentage decrease of the underlying index.

oFor example, if the final index value declines by 50% from the initial index value, the payment at maturity would be $500 per security (50% of the stated principal amount).

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any of the principal amount at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value. If the final index value is less than the initial index value but greater than or equal to the downside threshold level, you will receive only the principal amount of $1,000 per security. However, if the final index value is less than the downside threshold level, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the value of the underlying index, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment. See “How the Trigger Jump Securities Work” above.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

￭the value of the underlying index at any time (including in relation to the downside threshold level),

￭the volatility (frequency and magnitude of changes in value) of the underlying index,

￭dividend rates on the securities underlying the underlying index,

￭interest and yield rates in the market,

￭geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

￭the time remaining until the maturity of the securities,

￭the composition of the underlying index and changes in the constituent stocks of the underlying index, and

￭any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the underlying index is at or below the initial index value and especially if it is near or below the downside threshold level.

You cannot predict the future performance of the underlying index based on its historical performance. If the final index value is less than the downside threshold level, you will be exposed on a 1-to-1 basis to the full decline in the final index value from the initial index value. There can be no assurance that the final index value will be greater than or equal to the initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose a significant portion or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the downside threshold level, the final index value, the index percent change or the index performance factor, as applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement for Jump Securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index can add, delete or substitute the stocks underlying the underlying index, and can make other methodological changes for certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the securities. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the discontinuance of the underlying index.

You should also note that JPX Market Innovation & Research, Inc. (“JPXI”) recently implemented methodology changes to the underlying index that are being carried out in stages through January 2025. Among other things, this means that, with respect to the underlying index, limited historical underlying index performance information is available incorporating the changes that have been carried out to date. Specifically, prior to April 4, 2022, the component stocks of the underlying index consisted of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”). On April 4, 2022, JPXI began revisions to the underlying index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the underlying index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the underlying index on the last business day of January 2025. Because revisions to the composition of the underlying index are being carried out in several stages over a period of approximately 2.25 years, historical performance of the underlying index that reflects all of the currently contemplated changes will not be available until the final stage of revisions is implemented in January 2025. You may receive less, and possibly significantly less, than the stated principal amount per security if you are able to sell your securities prior to maturity.

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

Tokyo Stock Price Index Overview

The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPXI. The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting will be gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. Subject to a re-evaluation after the fourth stage, they will be removed from the TOPIX® Index on the last business day of January 2025. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

Information as of market close on September 13, 2024:

Bloomberg Ticker Symbol:	TPX
Current Index Value:	2,571.14
52 Weeks Ago:	2,378.64
52 Week High (on 7/11/2024):	2,929.17
52 Week Low (on 10/4/2023):	2,218.89

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2019 through September 13, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The closing value of the underlying index on September 13, 2024 was 2,571.14. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

Tokyo Stock Price Index Daily Index Closing Values January 1, 2019 to September 13, 2024

Tokyo Stock Price Index	High	Low	Period End
2019
First Quarter	1,627.59	1,471.16	1,591.64
Second Quarter	1,630.68	1,498.96	1,551.14
Third Quarter	1,623.27	1,478.03	1,587.80
Fourth Quarter	1,747.20	1,568.87	1,721.36
2020
First Quarter	1,744.16	1,236.34	1,403.04
Second Quarter	1,630.72	1,325.13	1,558.77
Third Quarter	1,661.93	1,496.06	1,625.49
Fourth Quarter	1,819.18	1,579.33	1,804.68
2021
First Quarter	2,012.21	1,791.22	1,954.00
Second Quarter	1,983.54	1,849.04	1,943.57
Third Quarter	2,118.87	1,880.68	2,030.16
Fourth Quarter	2,055.56	1,926.37	1,992.33
2022
First Quarter	2,039.27	1,758.89	1,946.40
Second Quarter	1,969.98	1,818.94	1,870.82
Third Quarter	2,006.99	1,835.94	1,835.94
Fourth Quarter	2,018.80	1,847.58	1,891.71
2023
First Quarter	2,071.09	1,868.15	2,003.50
Second Quarter	2,300.36	1,961.28	2,288.60
Third Quarter	2,430.30	2,221.48	2,323.39
Fourth Quarter	2,391.05	2,218.89	2,366.39
2024
First Quarter	2,813.22	2,378.79	2,768.62
Second Quarter	2,809.63	2,626.32	2,809.63
Third Quarter (through September 13, 2024)	2,929.17	2,227.15	2,571.14

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Underlying index publisher:	JPX Market Innovation & Research, Inc.or any successor thereof
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash, if any, to be delivered with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount, if any, due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying index and in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $33.50 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Tokyo Stock Price Index due September 19, 2029

Principal at Risk Securities

with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Jump Securities, the index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

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